Merrimac Master Portfolio
Form: N-SAR December 31, 2006
Attachment - Item 77O

SCHEDULE A

Rule 10f-3 Report
(Acquisition of Securities During Affiliated Underwritings)

  Merrimac Cash Portfolio
Name of the Trust and Fund

1.	Issuer: Capital One Auto Finance Trust 2006-B

2.	Date offering commenced: July 27, 2006

3.	Underwriter from whom purchased: Barclays Capital

4.	Date of purchase: July 27, 2006

5.	Name of affiliated underwriter (as defined in the Fund’s procedures) managing or participating in syndicate: Lehman Brothers

6.
List all members of the underwriting syndicate (or attach a copy of the page of the prospectus listing all syndicate members): Barclays Capital, Deutsche Bank Securities, Banc of America Securities, Credit Suisse, Lehman Brothers, RBC Capital Markets, Wachovia Securities

7.	Aggregate principal amount of offering: 2,500,000,000.00

8.	Aggregate principal amount purchased by Fund: 10,000,000.00

9.	Purchase price per share: $100 (par)

10.	Total commission, spread or profit: 0.090%

11.	This transaction satisfies the following conditions:

a. The securities fall within one of the following five categories:

	Yes	No
(i) The securities are part of an issue registered under the Securities Act of 1933 that is being offered to the public and	X
(a)the issuer of the securities has been in continuous operations for at least 3 years, including the operations of any predecessors; and	X
(b)the amount of securities of any class purchased by the Fund , when aggregated with purchases by any other investment company advised by the Adviser and any purchases by another account with respect to which the Adviser has investment discretion (if the Adviser exercised such investment discretion with respect to the purchase does not exceed 25% of the principal amount of the offering of such class.
X

	Yes	No
(ii) The securities were sold in a public offering conducted under the laws of a country other than the United States and		X
(a) the offering is subject to regulation in such country by a “foreign financial regulatory authority,” as defined in Section 2(a)(50) of the Investment Company Act of 1940;		X
(b) the securities were offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);
X
(c) financial statements, prepared and audited as required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, were made available to the public and prospective purchasers in connection with the offering;
X
(d) if the issuer is a “domestic issuer,” i.e., other than a foreign government, a national of any foreign country, or a corporation or other organization incorporated or organized under the laws of any foreign country, it (1) has a class of securities registered pursuant to section 12(b) or 12(g) of the Securities Exchange Act of 1934 or is required to file reports pursuant to section 15(d) of that act, and (2) has filed all the material required to be filed pursuant to section 13(a) or 15(d) of that act for a period of at least 12 months immediately preceding the sale of securities (or for such shorter period that the issuer was required to file such material);
X
(e) the issuer of the securities has been in continuous operations for at least 3 years, including the operations of any predecessors; and		X
(f) the amount of securities of any class purchased by a Fund, when aggregated with purchases by any other investment company advised by the Adviser and any purchases by another account with respect to which the Adviser has investment discretion (if the Adviser exercised such investment discretion with respect to the purchase, does not exceed 25% of the principal amount of the offering of such class.
X

	Yes	No
X
(a)the issuer of the securities has been in continuous operations for at least 3 years, including the operations of any predecessors;		X

	Yes	No
(iv) The securities were sold in an offering where		X
(a) the securities were offered or sold in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, Rule 144A thereunder, or Rules 501-508 thereunder;		X
(b)the securities were sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144A (“QIBs”);		X
(c) the seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other QIBs pursuant to Rule 144A;		X
(d)the issuer of the securities has been in continuous operations for at least 3 years, including the operations of any predecessors; and		X
(e)the amount of securities of any class purchased by a Fund and any other investment company advised by the Adviser does not exceed 25% of the sum of (1) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to QIBs, and (2) the principal amount of the offering of such class in any concurrent public offering.
X

	Yes	No
(v) The securities are “municipal securities” as defined in Section 3(a)(29) of the Securities Exchange Act of 1934 and		X
(a) the amount of securities of any class purchased by a Fund, when aggregated with purchases by any other investment company advised by the Adviser and any purchases by another account with respect to which the Adviser has investment discretion (if the Adviser exercised such investment discretion with respect to the purchase), does not exceed 25% of the principal amount of the offering of such class; and
X
(b) with respect to ratings, the securities (1) have received an investment grade rating from at least one nationally recognized statistical rating organization (“NRSRO”); or		X
(2) have received one of the three highest ratings from an NRSRO, if the issuer of the municipal securities, or the entity supplying the revenue or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors.
X
(c) The purchases of municipal securities, if any, were not designated as group sales or otherwise allocated to the account of any prohibited seller (i.e., an affiliated underwriter).		X

b. With respect to the timing and price of the purchase:

(i) The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
	Yes __ X __	No ______
(ii) If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.	Yes _____	No ______

c. The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.
Yes __ X __	No ______

d. The commission, spread or profit received by the principal underwriters was reasonable and fair in relation to that received by others for underwriting similar securities during a comparable period of time.
Yes __ X __	No ______

e. No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.	Yes __ X __	No ______

Prepared By:
Name:  Date:

Signature: _________________________________________

Approved By:
Name:     Date:

Signature: _______________________________________
Officer of the Merrimac Master Portfolio